December 18, 2014

Advisers Investment Trust

4041 N. High Street, Suite 402

Columbus, OH 43214

Re:	Advisers Investment Trust - File No. 811-22538

Ladies and Gentleman

This letter is in response to your request for our opinion in connection with the filing of Amendment No. 27 to the Registration Statement under the Investment Company Act of 1940, File No. 811-22538 (the “Registration Statement”), of Advisers Investment Trust (the “Trust”).

We have examined a copy of the Trust’s Declaration of Trust, the Trust’s By-laws, the Trust’s record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

Based upon the foregoing, we are of the opinion that, after Amendment No. 27 is effective for purposes of applicable federal and state securities laws, the shares of River Canyon Total Return Bond Fund (the “Fund”), a series of the Trust, if issued in accordance with the then current Prospectus and Statement of Additional Information of the Fund, will be legally issued, fully paid and non-assessable.

We hereby give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to Amendment No. 27 to the Registration Statement. This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent. This opinion is prepared for the Trust and its shareholders, and may not be relied upon by any other person or organization without our prior written approval.

Very truly yours,

/s/ Thompson Hine LLP
Thompson Hine LLP

MVW/DSM

Michael.Wible@ThompsonHine.com Fax: 614.469.3361 Phone: 614.469.3297

THOMPSON HINE LLP ATTORNEYS AT LAW	41 South High Street Suite 1700 Columbus, Ohio 43215-6101	www.Thompson Hine.com Phone 614.469.3200 Fax: 614.469.3361